                                                                       Exhibit 5

                                VOTING AGREEMENT

         This VOTING AGREEMENT (this "Agreement") is made as of May 7, 2004, by and between Behrman Capital II, L.P., a Delaware limited partnership ("Behrman") and Strategic Entrepreneur Fund II, L.P. ("SEF" and collectively with Behrman, the "Stockholders"), and Quadrangle Capital Partners LP, a Delaware limited partnership ("QCP"), Quadrangle Select Partners LP, a Delaware limited partnership ("QSP"), Quadrangle Capital Partners-A LP, a Delaware limited partnership ("QCP-A" and collectively with QCP and QSP, "Quadrangle").

         Behrman holds, beneficially and of record, 21,342,454 shares of the common stock, par value $0.01 per share, of Daleen Technologies, Inc., a Delaware corporation ("Daleen"), and 220,596 shares of the Series F Preferred Stock, par value $0.01 per share, of Daleen. SEF holds, beneficially and of record, 289,379 shares of the common stock, par value $0.01 per share, of Daleen and 2,992 shares of the Series F Preferred Stock, par value $0.01 per share, of Daleen. Daleen and Quadrangle have entered into negotiations with one another and certain other interested parties with respect to a series of transactions whereby (a) certain designated affiliates of Quadrangle and certain stockholders of Daleen shall make an investment into equity of a newly formed holding company, Daleen Holdings, Inc. ("Newco"), pursuant to an Investment Agreement in substantially the form of the draft thereof dated May 7, 2004 (the "Investment Agreement"), (b) such holding company shall buy the outstanding stock of Protek Telecommunications Solutions Ltd, a company organized under the laws of England and Wales, pursuant to a Stock Purchase Agreement in substantially the form of the draft thereof dated May 7, 2004 (the "Stock Purchase Agreement"), and (c) a newly formed acquisition subsidiary of such holding company, Parallel Acquisition, Inc. (the "Acquisition Sub"), shall merge with and into Daleen (the "Merger"), pursuant to and with the effects set forth in an Agreement and Plan of Merger and Share Exchange in substantially the form of the draft thereof dated May 7, 2004 (the "Merger Agreement").

         It is a condition to the execution and delivery of the Investment Agreement, the Stock Purchase Agreement and the Merger Agreement that the Stockholder execute and deliver this Agreement committing to vote for and consent to the Merger Agreement and the Merger and related transactions contemplated thereby (together, the "Contemplated Transactions"), and consent to the waiver of certain provisions of the certificate of incorporation of Daleen.

         Accordingly, the parties hereto agree as follows:

         Section 1. Representations, Warranties and Covenants. Each Stockholder hereby represents, warrants and covenants to Quadrangle as follows:

               (a) Title. As of the date hereof, after giving effect to the transactions contemplated by the Subordinated Bridge Loan Agreement of even date herewith among Daleen, Behrman Capital II, L.P. and the other parties thereto, such Stockholder owns beneficially and of record the number of shares of each class of capital stock of Daleen set forth after the Stockholder's name on Exhibit A hereto, which shares shall (together with any Additional Shares as defined in Section 17 of this Agreement) collectively be referred herein as the "Shares." The term "beneficial owner" and all correlative expressions are used in this Agreement as defined in Rules 13d-3 and 16a-1 under the Securities Exchange Act of 1934, as amended (the "1934 Act").

               (b) Right to Vote. As of the date hereof, after giving effect to the transactions contemplated by the Subordinated Bridge Loan Agreement of even date herewith among Daleen, Behrman Capital II, L.P. and the other parties thereto, and as of date of each vote or consent of the Stockholder through and including the Closing Date, except for this Agreement or as otherwise permitted by this Agreement, such Stockholder has full legal power, authority and right to vote all of the Shares in favor of the approval and authorization of the Merger Agreement, the merger contemplated thereby, and each of the other transactions and waivers contemplated by this Agreement and the Merger Agreement (collectively, the "Daleen Proposals") without the consent or approval of, or any other action on the part of, any other person or entity. Without limiting the generality of the foregoing, such Stockholder has not entered into any voting agreement with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting its legal power, authority or right to vote the Shares in favor of the Daleen Proposals except for this Agreement.

               From and after the date hereof, except as otherwise permitted by this Agreement or prohibited by order of a court of competent jurisdiction, such Stockholder will not commit any act that could restrict or otherwise affect its legal power, authority and right to vote all of the Shares in favor of the Daleen Proposals. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, from and after the date hereof, such Stockholder will not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting such Stockholder's legal power, authority or right to vote the Shares in favor of the approval of the Daleen Proposals.

               (c) Authority. Such Stockholder has full legal power, authority and right to execute and deliver, and to perform his or its obligations under, this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

               (d) Conflicting Instruments. The execution and delivery of this Agreement and the performance by such Stockholder of his or its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which such Stockholder is a party or by which such Stockholder (or any of his or its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect such Stockholder's ability to perform its obligations under this Agreement.

               (e) Transaction Documents. Quadrangle has delivered to the Stockholder, and the Stockholder has had the opportunity to review and receive the advice of counsel regarding, drafts, each dated May 7, 2004, of the Investment Agreement, the Stock Purchase Agreement, and the Merger Agreement, together with the material exhibits to each.

         Section 2. Restrictions on Transfer. Until the termination of this Agreement in accordance with its terms, each Stockholder agrees not to Transfer (or to agree to Transfer) any Shares owned of record or beneficially by such Stockholder. "Transfer" means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or sufferage of a lien or encumbrance in or upon, or the gift, placement in trust, or the constructive sale or other disposition of such security (including transfers by testamentary or intestate succession) or any right, title or interest therein (including but not limited to any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term "constructive sale" means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

         Section 3. Agreement to Vote. Until the termination of this Agreement in accordance with its terms, each Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of the Shares, to the extent the Shares carry the right to vote thereon, at any other annual or special meeting of stockholders of Daleen where any such proposal is submitted, and in connection with any written consent of stockholders (including, without limitation, any vote or consent of any class or series of stockholders to which such Stockholder belongs), (a) in favor of the Daleen Proposals and (b) against
(i) approval of any proposal made in opposition to or in competition with the Merger or any other Contemplated Transaction, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of Daleen or any of its subsidiaries, with or involving any party other than as contemplated by the Merger Agreement, (iii) any liquidation or winding up of Daleen, (iv) any extraordinary dividend by Daleen, (v) any amendment of the bylaws or certificate of incorporation of Daleen and any change in the capital structure of Daleen (in each case other than pursuant to the Merger Agreement or as provided in Section 5 hereof) and (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the Merger or any other Contemplated Transaction or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Daleen under the Merger Agreement which would materially and adversely affect Quadrangle, Newco or Daleen or their respective abilities to consummate the Merger or any other Contemplated Transaction.

         Section 4. Granting of Proxy. In furtherance of the terms and provisions of this Agreement, each Stockholder hereby grants an irrevocable proxy (subject to Section 10(b) of the 1934 Act), coupled with an interest, to Michael Huber in his capacity as a managing partner of QCP (each a "Proxy Holder"), to vote all of the Shares beneficially owned by such Stockholder in favor of the Daleen Proposals and in accordance with the provisions of Section
3. Each Stockholder hereby ratifies and approves of each and every action taken by any Proxy Holder pursuant to the foregoing proxy. Notwithstanding the foregoing, if requested by Quadrangle, each Stockholder will execute and deliver applicable proxy material in furtherance of the provisions of Section 3 and this Section 4.

         Section 5.   Written Consent.

         (a) Each Stockholder hereby consents, in respect of any and all shares of Series F Preferred Stock included within the Shares, to the waiver of the mandatory redemption provisions set forth in Article FOURTH, Part B-VII, Section 5 of Daleen's Amended and Restated Certificate of Incorporation, in respect of the Merger and the Contemplated Transactions.

         (b) Each Stockholder hereby approves, consents, ratifies, and waives all objection to the Merger Agreement, the Merger, the form and valuation of the consideration to be paid or delivered to such Stockholder in connection with the Merger as contemplated by the Merger Agreement, and the conditions attached thereto, including, without limitation, the escrow provided for thereunder, and hereby agrees that, effective upon signing, it shall become party to the Stockholders Agreement (as defined in the Merger Agreement), and that its execution of this Agreement shall constitute its joinder to the same. Without limitation of the generality of the foregoing, each Stockholder hereby approves, consents, ratifies, and waives all objection to the appointment of a Stockholders' Representative pursuant to Section 9.05 of the Merger Agreement, to have and exercise all such powers on behalf of the Stockholders as are described therein, and each Stockholder acknowledges and assumes the obligations of such Stockholder as set forth in Section 9.05 of the Merger Agreement.

         (c) In consideration of the benefits to be derived by each Stockholder from the consummation of the Contemplated Transactions, such Stockholder hereby agrees and consents in writing to the amendment of each Warrant issued to such Stockholder and any other holder of warrants issued in connection with the Asset Purchase Agreement, dated as of October 7, 2002, by and among Daleen Technologies, Inc., Daleen Solutions, Inc. and Abiliti Solutions, Inc. and the Investment Agreement, dated as of October 7, 2002, by and among Daleen Technologies, Inc., Behrman Capital II, L.P. and Strategic Entrepreneur Fund II, L.P., (such warrants collectively, the "2002 Warrants") as follows:

             (i) Section 2.1 of each 2002 Warrant is amended to add the following new text at the end thereof: "Notwithstanding the foregoing, this Warrant shall not be exercisable at any time during the period beginning on May 7, 2004, and continuing through the earlier of (a) the occurrence of the Effective Time as defined in the Agreement and Plan of Merger and Share Exchange, dated as of May 7, 2004 (the "Merger Agreement"), by and among Daleen Technologies, Inc., Daleen Holdings, Inc., and Parallel Acquisition, Inc., it being understood that the Exercise Period shall have terminated immediately prior to the Effective Time and this Warrant shall as a result terminate and no longer be exercisable, and (b) the termination of the Merger Agreement in accordance with its terms."

             (ii) Section 5.7 of each 2002 Warrant is amended to add the following language at the end thereof: "Notwithstanding anything in this Section 5.7 or elsewhere in this Warrant to the contrary, this Section 5.7 shall not apply to the transactions contemplated by the Merger Agreement."

               (iii) Section 11 of each 2002 Warrant is amended to add the following new text at the end of the first sentence of the definition of "Exercise Period" therein prior to the period thereof: "; provided, further, that rights of exercise shall be suspended during the period specified in Section 2.1 in respect of the Merger Agreement, and that the Exercise Period shall terminate immediately prior to the Effective Time as defined in the Merger Agreement, with the effect that, should the transactions consummated by the Merger Agreement be consummated, this Warrant will, if not exercised prior to May 7, 2004, terminate without further right of exercise."

         (d) Each Stockholder acknowledges and agrees that Daleen shall be an intended third-party beneficiary of this Section 5.

         Section 6. No Solicitation. Each Stockholder shall not, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries about or the making of any proposal that Daleen enter into any Competing Transaction (as such term is defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction or withdraw or modify or propose publicly to withdraw or modify the approval or recommendation of the Board of Directors of Daleen of the Merger Agreement, the tender of Shares pursuant to the Share Exchange (as such term is defined in the Merger Agreement), the Merger or any other transaction contemplated by the Merger Agreement, or authorize or permit any person to take any such action, and such Stockholder shall notify Daleen and Parent orally (within one (1) business day) and in writing (as promptly as practicable) after receipt by any officer or director of such Stockholder or any investment banker, financial advisor or attorney retained by such Stockholder, of any inquiry concerning, or proposal for, a Competing Transaction, or of any request for nonpublic information relating to Daleen or any of its subsidiaries either in connection with such an inquiry or proposal or when such request for nonpublic information could reasonably be expected to lead to such a proposal; provided, however, that nothing in this Agreement shall be deemed to limit the actions that may be taken by any partner, manager, employee, agent or other representative of such Stockholder solely in their capacity as a director of Daleen or otherwise to modify Section 6.05 of the Merger Agreement.

         Section 7. Reserved.

         Section 8. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his or its right to exercise any such or other right, power or remedy or to demand such compliance.

         Section 9. No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

         Section 10. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter other than the Merger Agreement and any other agreement, document or instrument expressly referenced therein.

         Section 11. Expenses. Except as may be otherwise provided in this Agreement or the Merger Agreement, each party shall bear his or its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         Section 12. Invalid Provisions. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

         Section 13. Specific Performance. The parties hereto agree that the failure for any reason of a Stockholder to perform any of his or its agreements or obligations under this Agreement would cause irreparable harm or injury to Quadrangle with respect to which money damages would not be an adequate remedy. Accordingly, each Stockholder agrees that, in seeking to enforce this Agreement against such Stockholder, Quadrangle shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy available at law, equity or otherwise.

         Section 14. GOVERNING LAW; SUBMISSION TO JURISDICTION. THE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF BROUGHT BY ANY OTHER PARTY HERETO OR ITS SUCCESSORS OR ASSIGNS SHALL BE BROUGHT AND DETERMINED IN THE STATE AND FEDERAL COURTS OF THE STATE OF DELAWARE, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS WITH REGARD TO ANY SUCH ACTION OR PROCEEDING FOR ITSELF AND IN RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY CLAIM (A) THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS FOR ANY REASON,
(B) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE

FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF JUDGMENT, EXECUTION OF JUDGMENT, OR OTHERWISE), AND (C) TO THE FULLEST EXTENT PERMITTED BY THE APPLICABLE LAW, THAT
(I) THE SUIT, ACTION OR PROCEEDING IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM, (II) THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER AND (III) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

         Section 15. WAIVER OF JURY TRIAL. EACH STOCKHOLDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. STOCKHOLDER (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT HE OR IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE CONSIDERATION RECEIVED BY SUCH STOCKHOLDER IN RESPECT OF THE SHARES PURSUANT TO THE MERGER AND AS CONTEMPLATED BY THE MERGER AGREEMENT.

         Section 16.  Amendments; Termination.

               (a) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all parties hereto.

               (b) Except for provisions of this Agreement that by their terms survive the termination hereof, the provisions of this Agreement shall terminate upon the earliest to occur of (i) the consummation of the Contemplated Transactions and (ii) the termination of the Merger Agreement in accordance with its terms.

         Section 17. Additional Shares. If, after the date hereof, a Stockholder or any of its affiliates acquires beneficial or record ownership of any additional shares of capital stock of Daleen (any such shares, "Additional Shares"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of Daleen or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by such Stockholder or its affiliates of beneficial ownership of such Additional Shares. Such Stockholder shall cause any affiliate that acquires Additional Shares to enter into a written joinder to this Agreement in form and substance satisfactory to Quadrangle.

         Section 18. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of any individual Stockholder or any other individual, any executors, administrators, estates, legal representatives and heirs of such Stockholder or such individual) and permitted assigns; provided, however, that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations, under this Agreement, without (a) the consent of Quadrangle, in the case of the Stockholders, or (b) the consent of the Stockholders, in the case of Quadrangle. Without limiting the scope or effect of the restrictions on Transfer set forth in Section 2, each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Each Stockholder shall not seek to avoid, nor cause or permit to be impaired, its obligations under this Agreement by means of any dissolution, merger, combination, liquidation or other comparable transaction or corporate act, and shall maintain its status as an entity duly organized and in good standing in its jurisdiction of organization.

         Section 19. Counterparts. This Agreement may be executed in any number of counterparts, all of which, when taken together, shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. The parties also expressly agree that this Agreement may be executed by original signatures delivered by facsimile.

      [Remainder of page intentionally left blank; signature page follows]

         The undersigned have executed this Agreement intending to be bound hereby as of the date first written above.

                                STOCKHOLDER:

                                BEHRMAN CAPITAL II, L.P.

                                By:  Behrman Brothers, LLC
                                     its general partner



                                     ----------------------------------
                                     By:
                                     Title:

                                STRATEGIC ENTREPRENEUR FUND II , L.P.

                                By:

                                     its general partner


                                     ----------------------------------
                                     By:
                                     Title:

                                Address for notices:

                                126 E. 56th Street
                                New York, New York 10022
                                Attention:  Dennis G. Sisco
                                Facsimile number:  (212) 980-7024
                                Electronic mail address:  dsisco@behrmancap.com

                                QUADRANGLE CAPITAL PARTNERS LP
                                     By:  Quadrangle GP Investors LP, its
                                          General Partner

                                          By:  Quadrangle GP Investors LLC, its
                                               General Partner

                                               By: -----------------------------
                                                   Name: -----------------------
                                                   Title: ----------------------


                                QUADRANGLE SELECT PARTNERS LP
                                     By:  Quadrangle GP Investors LP, its
                                          General Partner

                                          By:  Quadrangle GP Investors LLC, its
                                               General Partner

                                               By: -----------------------------
                                                   Name: -----------------------
                                                   Title: ----------------------



                                QUADRANGLE CAPITAL PARTNERS-A LP
                                     By:  Quadrangle GP Investors LP, its
                                          General Partner

                                          By:  Quadrangle GP Investors LLC, its
                                               General Partner

                                               By: -----------------------------
                                                   Name: -----------------------
                                                   Title: ----------------------


                                Address for Notices for above signatories:
                                Quadrangle Group LLC
                                375 Park Avenue
                                New York, New York 10152
                                Attention: Chief Administrative Officer
                                Facsimile number: (212) 418-1701
                             with a copy (which shall not constitute notice) to:

                             Weil, Gotshal & Manges LLP
                             100 Federal Street
                             Boston, MA 02110
                             Attention:  James Westra, Esq.
                             Facsimile number:  (617) 772-8333
                             Electronic mail address:  james.westra@weil.com

                                    Exhibit A

                           Shares Held by Stockholders

Behrman

Common Stock,
       par value $0.01 per share, of Daleen:                      21,342,454
                                                                ------------

Series F Convertible Preferred Stock,
       par value $0.01 per share, of Daleen:                         220,596
                                                                ------------

SEF

Common Stock,
       par value $0.01 per share, of Daleen:                         289,379
                                                                ------------

Series F Convertible Preferred Stock,
       par value $0.01 per share, of Daleen:                           2,992
                                                                ------------